AMENDMENT

to each Reinsurance Agreement between CENTURY LIFE OF AMERICA of Waverly, Iowa ("REINSURED"), and THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana ("LINCOLN"), including but not limited to those agreements listed on the attachment ("Reinsurance Agreements"), but excluding any agreements which already include an election statement provided for in Section 1.848-2(g)(8)
(iii) of the Income Tax Regulations.

     1. The LINCOLN and the REINSURED each repressents and warrants that it is subject to taxation under Subchapter "L" of the Internal Revenue Code of 1986 (the "Code").

     2. With respect to each of the Reinsurance Agreements (referred to separately as "Agreement"), the LINCOLN and the REINSURED agree to the following pursuant to Section 1.848 - 2(g)(8) of the Income Tax Regulations issued December 1992, whereby:

     (a) Each party shall attach a schedule to its federal income tax return which identifies the relevant Reinsurance Agreements for which the joint election under the Regulation has been made;

     (b) The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for such Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such Agreement without regard to the general deductions limitation of Section 848(c)(1);

     (c) Each party agrees to exchange information pertaining to the amount of net consideration under such Agreement each year to ensure consistency; and

     (d) If such Agreement was entered into prior to November 15, 1991, this election shall be effective for 1992 and for all subsequent years that such Agreement remains in effect. If such Agreement was entered into after November 14, 1991, this election shall be effective for the year that the Agreement was entered into and for all subsequent years that such Agreement remains in effect.
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     3.  The provisions of this amendment shall be subject to all the terms and conditions of the Agreement which do not conflict with the terms hereof.

         IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

CENTURY LIFE OF AMERICA

Signed at  Waverly, Iowa
         ---------------------------

By  /s/ Robert M. Buckingham              By /s/ Barbara L. Hanson
   ---------------------------------        -------------------------------

Title  V.P. Valuation Actuary             Title  Secretary
     -------------------------------           ----------------------------

Date    6/29/93                           Date   6/29/93
     -------------------------------           ----------------------------

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Signed at Fort Wayne, Indiana

By /s/ Neal Arnold                        By /s/ Signature
   ----------------------------------        ------------------------------
     Second Vice President                        Assistant Secretary

Date   5/24/93                            Date    5/24/93
     --------------------------------         -----------------------------